Exhibit 10.3
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (this “Agreement”) by and between The Meridian Resource Corporation, a Texas corporation (referred to herein as the “Company”) and Michael J. Mayell (the “Consultant”), dated effective as of the beginning of the day on 30th day of December, 2008.
W I T N E S S E T H:
     WHEREAS, the Company desires to retain the consulting services of the Consultant; and
     WHEREAS, the Consultant and the Company desire to set forth the terms and conditions of the Consultant’s consulting arrangement with the Company;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENTS
     1. Consulting Period. The Company and the Consultant hereby agree that the Consultant shall provide consulting services to the Company for the period commencing on December 30, 2008 and ending on April 30, 2009 (the “Consulting Period”).
     2. Terms of Consulting Arrangement.
               (a) Duties. During the Consulting Period, the Consultant shall be make himself available to consult with the Company from time to time as reasonably requested by the Company. The parties intend that following December 29, 2008, the Consultant’s level of services rendered to the Company shall permanently decrease to a level that is no more than 20 percent of the average level of services performed by the Consultant over the 36-month period immediately preceding December 30, 2008. The Company agrees that the amount and the scheduling of the services provided by the Consultant under this Agreement shall be such that the services do not interfere with the Consultant’s schedule or his obligations to any subsequent employer.
               (b) Services. The Consultant’s services may include, but are not limited to: (a) advising the Company regarding the Company’s operations; (b) advising and assisting the board of Directors with respect to the Company’s planning processes, including preparing the annual budgets; (c) acting as liaison when requested between the Company and those persons, entities and agencies having a direct working relationship with the Company; (d) advising the Company with respect to national, state and community issues which impact, affect or influence, or which may impact, affect or influence the Company and its various programs; (e) coordinating and designing programs to enhance the image and operations of the Company; (f) the coordination and implementation of internal controls and advising the Company regarding the establishment and design of such controls; (g) the preparation and submission to the Board of Directors of such reports and data on Company operations as the Consultant deems appropriate; (h) advising the Board of Directors regarding the performance of various administrative functions on behalf of the Board of Directors; (i) advising the Board of Directors regarding the hiring, managing, training, promoting and evaluating of Company personnel and consultants; (j) training and orientation of new Directors; and (k) such other functions as are normally performed by independent Consultants that provide services to similar companies. The Consultant shall provide the services contemplated by this Agreement to the Company to the best of his ability in a prompt, diligent and competent manner at such times as are mutually convenient for the Company and the Consultant and shall devote such time to the performance of such services as shall be mutually agreed to by the Company and the Consultant from time to time.
               (c) Location. The parties agree that the Consultant’s services shall be performed at Consultant’s current location or only at any other main office or location of Company within thirty (30) miles from such location.
               (d) Compensation.
                         (i) Consulting Fees. During the Consulting Period, the Consultant shall receive monthly remuneration of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00), which shall be payable in equal semi-monthly installments.
                         (ii) Expenses. During the Consulting Period, the Consultant shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Consultant in accordance with the policies, practices and procedures of the Company.
                         (iii) Office and Support Staff. During the Consulting Period, the Consultant shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to that provided to the Consultant as of the December 29, 2008. In addition, Consultant shall continue to receive, during the Consulting Period, the benefits set forth in Section (ii) (iii) & (v) of Section 2(b) of the New Employment Agreement dated as of April 29, 2008.
     3. Status of Consultant. The parties agree that during the Consulting Period the Consultant shall serve as an independent contractor rather than as an employee of the Company. The Consultant shall pay when due all local, state and federal taxes applicable to the Consultant’s performance of work hereunder.
     4. Full Settlement. The Company’s obligation to make or cause to be made the payments provided for in this Agreement and otherwise to perform its obligation hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Consultant or others.
     5. Confidential Information. The Consultant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company which shall have been obtained by the Consultant during the Consulting Period and which shall not be or become public knowledge (other than by acts by the Consultant or his representatives in violation of this Agreement). After expiration of the Consulting Period, the Consultant shall not, without written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Consultant under this Agreement. “Confidential Information” as used in this Agreement is means all disclosures and information, data and knowledge contained in any documents (whether geological, geophysical, economic, financial or management, and whether in the form of maps, charts, logs, seismographs, interpretations, calculations, summaries, opinions or other written or charted means) which are related, directly or indirectly, to the prospect or to the exploration potential of the geographical area, and which have previously hereto or during the Term hereof delivered or disclosed to or known by the Consultant.
     6. Assignment and Binding Effect. This Agreement is personal to the Consultant and without the prior written consent of the Company shall not be assignable by the Consultant. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by each party hereto and each party’s respective successors, heirs, assigns and legal representatives.

     7. Successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets.
     8. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without. This Agreement was executed in Houston, Harris County, Texas and at least partial performance of this Agreement will be made in such place.
     9. Notices. All notices and other communications pertaining to this Agreement shall be in writing and shall be personally given by hand delivery to the other party or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:

If to the Company:	The Meridian Resource Corporation
1401 Enclave Parkway, Suite 300
Houston, Texas 77077
Attention:
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee, or if mailed, postage prepaid, on the seventh (7th) day following the day on which it was deposited in the Unites States mail.
     10. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully servable and this Agreement and each separate provision hereof shall be construed and enforced as if such illegal, invalid, or unenforceable provisions had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, unenforceable provision or by its severance from this Agreement.
     11. Headings. The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall not be construed or interpreted to restrict or modify any of the terms or provisions hereof.
     12. Remedies. With respect to each and every breach, violation, or threatened breach or violation by the Consultant or the Company of any of the covenants set forth herein, the Company and the Consultant, in addition to all other remedies available at law or in equity, including specific performance of the provisions hereof, shall be entitled to enjoin the commencement or continuance thereof and may apply for entry of an injunction.

     13. No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every such provision of this Agreement in accordance with the terms of this Agreement.
     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.
     IN WITNESS WHEREOF, the Consultant has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

CONSULTANT

/s/ Michael J. Mayell

THE MERIDIAN RESOURCE CORPORATION,
a Texas corporation

By:	/s/ Lloyd DeLano
Lloyd DeLano
Senior Vice President

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